Sino Agro Food, Inc. Reports Quarterly Revenue Grows 115% to $54.4M with EPS of $.13

August 20, 2013

Consolidated Financial Summary:
	Q2 2013	Q2 2012	Change
Revenue	$54,400,329	$25,348,287	115%
Gross Profit	$19,390,447	$13,558,248	43%
Net Income (Continuing Ops)	$14,330,940	$10,290,022	39%

Basic EPS (Continuing Ops)	$0.13	$0.14	-7%
Diluted EPS (Continuing Ops)	$0.12	$0.13	-8%

GUANGZHOU, China-- Sino Agro Food, Inc. (OTC BB: SIAF.OB), an emerging integrated, diversified agriculture technology and organic food company (“the Company”) with principal operations located throughout the People’s Republic of China (“PRC”), is pleased to announce financial results for the quarter ended June 30, 2013:

Quarterly revenue of $54.4M and earnings of $14.3M and $.13 per share confirm the Company’s operations are on track to plan. In addition, the Company realized a foreign currency translation gain of $1.7M in the second quarter.

Total stockholders’ equity increased by $20.1M or 9% to $239.2M. The quarterly increase of $.16 in stockholder equity amounts to approximately 40% of the Company’s market capitalization.

Solomon Lee, the Company’s CEO commented, “All of the Company’s divisions achieved strong year over year growth in the second quarter, integrating with one another to strengthen the company’s strategic ‘farm to plate’ business and product concept. As such, we are on target to meet our stated 2013 revenue and earnings guidance.”

Second quarter operational achievements highlighted below continue to signal fundamental organic growth, generating core sustainable value and adding a layer of corporate maturity and reliability, reinforced by all financial metrics moving positively.

Fishery Division Performance

Revenue from the fishery division increased by $2,104,341 or 13.32% to $17,904,106 for the three months ended June 30, 2013 compared to $15,799,765 for the three months ended June 30, 2012. The increase was primarily due to our increased contract service income from fishery, wholesale center 1 and prawn development contracts and sale of fish for the three months ended June 30, 2013 compared to consulting income and sale of fish for the three months ended June 30, 2012.

However, the gross profit of the fishery decreased from $9,207,455 for the three months ended June 30, 2012 to $4,130,711 (or -55.13%) for the three months ended June 30, 2013. The decrease was primarily due to part of the sales from Fishery Segment being reallocated to a new segment marked “Corporate and others.” This amounted to $3,086,909 of the decrease. The remaining decrease of $1,989,835 (or 1.7 cents per share) was due primarily to the decrease in the sales prices of sleepy cod decreasing from $27/kg in the three months ended June 30 2012 to $15.3/kg during the three months ended June 30 2013.

The Company currently has five indoor fish or prawn farms either in operation or being constructed, or both.

Jiangmen City A Power Fishery (“Fish Farm 1”) is fully operational, producing to a capacity of 1,000 metric tons per year. Its built up area is 9,900 square meters. The configuration of 16 AP RAS tanks is being adapted to accommodate sleepy cod, prawns, and flower pattern eel production, all three of which are now being stocked and grown.

Enping City A Power Prawn Co. (“Prawn Farm 1”) is the first indoor prawn farm in Asia. Its built up area is 23,100 square meters, and construction is in two phases. The first phase is complete and in operation, with sales commencing in the third quarter and targeting 250-300 metric tons of prawns in 2013.

Zhongshan A Power Prawn Co. (“Prawn Farm 2”) is contracted for 120,000 square meters in two phases. Phase one is complete and has been generating revenue since May 2012. The second phase of construction is scheduled to complete by the end of 2013. Currently, ZSAPP is marketing Green Prawn fries, which command prices three times that of the Mexican White variety, which constituted the main sales in 2012.

The Fish and Eel Farm (“Fish Farm 2”) is currently under construction, in three phases, with phase one 35% complete and scheduled to commence operation in June 2014. Its built up area will be 33,000 square meters.

The Xining City Prawn facility (“Prawn Farm 3”) is currently 10% complete, phases, and operations are scheduled to commence in December 2014. Its built up area will be 10,560 square meters.

Plantation Division Performance

Revenue from the plantation division increased by $1,473,123 or 70.76% to $3,554,986 for the three months ended June 30, 2013 from $2,081,863 for the three months ended June 30, 2012. The increase was primarily due to the increase of wholesale prices in both of the fresh and dried flowers and the increase of production of flowers this season.

Jiangmen City Heng Sheng Tai Agriculture Co. Ltd. (“JHST”) cultivates 187 acres of Hylocereus Undatus, or Dragon Fruit Flowers. Past years’ problems with disease and weather have been solved and avoided so far this year. JHST has completed its revitalization of its HU plantation with new irrigation systems and the addition of staff housing to accommodate more than 40 workers.

In addition, this year marks the first for a second crop, a special Chinese herb called XueYingZi commonly known as “Immortal Vegetables.” The harvest of Immortal Vegetables is expected to reach 1,000 metric tons in 2013 with prices of $6.50 per kilogram. The crop can be harvested four times per year; however, this year’s late start will allow two harvests.

The plantation incurred only minor damage during the recent typhoon Utor, and is not expected to have a material impact on performance.

Beef Division Performance

Revenue from beef increased by $5,157,917 or 237.68% to $7,328,071 for the three months ended June 30, 2013 compared to $2,170,154 for the three months ended June 30, 2012. The increase was primarily due to our increase of cattle sales.

At Qinghai Sanjiang A Power Agriculture Co (“SJAP”) work continues on both constructing new cattle houses, and the new abattoir and deboning and packaging facilities, with construction currently 50% complete. The former, expected to complete in 2013, will increase the capacity for rearing cattle. And the latter, expected to begin operations in January 2014 and achieve full capacity within 2014, will facilitate both shipping product and more than doubling the price per pound for packaged and value added meats vs. per pound prices for wholesale head of cattle, providing a significant scaling factor to the entire SJAP subsidiary.

From Hunan Shenghua A Power Agriculture Company (“HSA” – “Cattle Farm 1”) over 300 head of cattle were trucked to Beijing wholesale markets, where through a joint venture, the Company has set up a cattle station to house and grow aromatic cattle. As of July 31, 2013 the joint venture established a wholesale shop and commenced sales. This is the first in an interstate wholesale and distribution development plan mapped for some major cities in China.

Organic Fertilizer Division Performance

Revenue from organic fertilizer increased by $7,836,341 to $9,618,307 for the three months ended June 30, 2013 compared to $1,781,966 for the three months ended June 30, 2012. The increase was primarily due to the new production plants at HSA increasing its sales and production of fertilizer.

Sales of pure organic mixed fertilizer (“POMF”) at HSA continue to track target 2013 sales of 30,000 metric tons. Likewise, sales of concentrated livestock feed (“CLSF”) at SJAP also track capacity sales target of 60,000 metric tons.

Cattle Farm Division Performance

Revenue from the cattle farm increased by $2,906,622 to $6,421,161 for the three months ended June 30, 2013 compared to $3,514,539 for the three months ended June 30, 2012. The increase was primarily to the increase of sales due to the increase of cattle being grown in the Cattle Farm

1.

Corporate Division Performance

Revenues for the three months ended June 30 2013 increased by $9,573,698 compared to $0 for the three months ended June 30, 2012, the increase is due primarily to the increase of consulting and services being contracted and the increase of sales through trading of imported frozen and fresh seafood for the three months ended June 30 2013.

By July 31 2013, the Company established four collection centers in three major coastal villages (North, West and south coast) and at the city center of Madagascar and imported over 37 MT each of Live Crabs and Flower Pattern eels from Madagascar for the quarter ended June 30 2013.

Construction is progressing well and on pace for the Seafood and Beef Wholesale Centers 1 and 2, the import-export Trading Center, which is now operating. Leonie’s now has three operating restaurants, a fourth to be completed in the third quarter, and two more planned for construction in the third quarter. The Central Kitchen is now 80% complete, and the Central Bakery started operation in May, 2013.

Consolidated Results

Revenue

Revenue increased by $29,052,042 or 114.61% to $54,400,329 for the three months ended June 30, 2013 compared to $25,348,287 for the three months ended June 30, 2012. The increase was primarily due to the natural growth of revenue generated from the fishery, cattle farm, beef and the maturity of on-going divisional businesses improving their revenue.

The following chart illustrates the changes by business segment from the three months ended June 30, 2012 to three months ended June 30, 2013. (Of note, certain revenues classified in the fishery division in 2012 were reclassified to the corporate division in 2013)

Category	2013	2012	Change ($)	Change (%)

Fishery	$17,904,106	$15,799,765	$2,104,341	13%

Plantation	$3,554,986	$2,081,863	$1,473,123	71%

Organic Fertilizer	$9,618,307	$1,781,966	$7,836,341	340%

Beef	$7,328,071	$2,170,154	$5,157,917	238%

Cattle Farm	$6,421,161	$3,514,539	$2,906,622	84%

Corporate/Other	$9,573,698		$9,573,698

Total	$54,400,329	$25,348,287	$29,052,042	115%

Cost of Goods

Cost of Goods Sold increased by $23,219,843 or 196.94% to $35,009,882 for the three months ended June 30, 2013 from $11,790,039 for the three months ended June 30, 2012. The increase was primarily due to the Company increasing its scale of operation from its fishery, plantation, cattle farm and beef operations for the three months ended June 30, 2013 as compared for the three months ended June 30, 2012

Gross Profit

Gross profit increased by $5,832,199 or 43.02% to $19,390,447 for the three months ended June 30, 2013 compared to $13,558,248 for the three months ended June 30 2012.The increase was primarily due to the corresponding increases in revenues from our fishery, cattle farm and beef operations.

Earnings Call Information

The Company will host an earnings call on August 22, 2013 at 11:00 AM EDT to discuss financial results for the second quarter of 2013, with questions and answers. To participate in the conference call please use the following information:

SIAF 2013 Second Quarter Earnings Call Information
Date: August 22, 2013	Time: 11 :00 AM, U.S. Eastern Daylight Time
Participant Dialing Instructions:
Toll Free Number: 1 (800) 766-1337	Direct Dial Number: 1 (404) 920-6210
Conference Code: 6445362#

An audio replay of the conference call will be made available in the Investor Relations section of the Company’s web site.

Financial Tables

About Sino Agro Food, Inc.

Sino Agro Food, Inc. (“SIAF”) (http://www.sinoagrofood.com) is an integrated, diversified agricultural technology and organic food company focused on developing, producing and distributing agricultural products in the Peoples Republic of China. The Company intends to focus on meeting the increasing demand of China’s rising middle class for gourmet and high-quality food items. Current lines of business include the manufacture and distribution of beef and lamb products, fish products, bioorganic fertilizer, stock feed and cash crops.

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Not a Broker/Dealer or Financial Advisor

Sino Agro Food, Inc. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company’s website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in Sino Agro Food, Inc.

Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

Forward Looking Statements

This release contains certain “forward-looking statements” relating to the business of SIAF and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There can be no assurance that future developments affecting SIAF will be those anticipated by SIAF. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts

Sino Agro Food, Inc.

CEO Mr. Solomon Lee, 86-20-22057860

or

Investor Relations (info@sinoagrofood.com